                         INDEPENDENT AUDITORS' CONSENT




The Board of Directors
Meridian Diagnostics, Inc.

We consent to the inclusion of our report dated March 3, 1998, except as to note 18 which is dated as of April 6, 1998, with respect to the consolidated balance sheets of Gull Laboratories, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the Form 8-K/A of Meridian Diagnostics, Inc. dated November 5, 1998.


                                                                        KPMG LLP
                                                                        KPMG LLP


Salt Lake City, Utah
January 18, 1999